Exhibit 5.1

February 27, 2013

S.Y. Bancorp, Inc.

P.O. Box 32890

Louisville, Kentucky  40232-2890

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to S.Y. Bancorp, Inc., a Kentucky corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-4 of the Company (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of:

•                                          up to 534,885 shares of the Company’s common stock, no par value per share (the “Common Stock”), to be issued by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of December 19, 2012, by and among the Company, Sanders Merger Sub, Inc. and THE BANCorp, Inc. (“Bancorp”), as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 26, 2013, by and among the Company, Sanders Merger Sub, LLC and Bancorp (as so amended, the “Merger Agreement”), and

•                                          the preferred share purchase rights (the “Rights”) associated with the Common Stock, to be issued pursuant to that certain Rights Agreement, dated as of April 24, 2003 (the “Rights Agreement”), between the Company and Wachovia Bank, National Association, as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined the Registration Statement, the Merger Agreement, the Rights Agreement and the originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and we have considered such matters of law, as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.  In our examination of all documents and records, we have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies.  We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, the due authorization, execution and delivery of all documents by the parties thereto other than the Company and that such documents constitute the valid and binding obligations of the parties thereto other than the Company and are enforceable against such other parties in accordance with their terms.  As to factual matters, we have relied upon and assumed the accuracy and completeness of certificates and statements of officers and representatives of the Company and of public officials.

In rendering this opinion, we have also assumed that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing.  Moreover, this opinion addresses the Rights and the Rights Agreement in their entirety, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Registration Statement has become effective in accordance with the Securities Act and if and when the Common Stock has been duly issued and delivered in accordance with the terms and upon the conditions set forth in the Registration Statement and the Merger Agreement, (a) the Common Stock will be validly issued, fully paid and non-assessable, and (b) the Rights will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion is subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This opinion is limited to the laws of the Commonwealth of Kentucky and the federal laws of the United States of America.  We express no opinion as to the laws of any other jurisdiction or whether such laws may apply to the subject matter hereof, whether under a conflict of laws analysis or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Stites & Harbison, PLLC